Exhibit 10.1

MARKETING CONSULTANCY AGREEMENT

MARKETING CONSULTANCY AGREEMENT (this “Agreement”) is entered into as of December 5, 2020, by and between “Old Bailey Consultancy Limited”, a company duly existing under the laws of Delaware, USA (the “Company”), and MMPC World Company, HKBR no. 56914475 (the “Client”). The Company and the Client shall collectively be referred to herein as the “Parties.”

RECITALS

A. The Company desires to provide the services as Marketing Consultant and to advise the Client with respect to company management, marketing opportunities and is therefore willing to engage the Client upon the terms and conditions set forth herein; and

B. The Client agrees to be engaged and retained by the Company upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.	Marketing consultancy services (hereinafter “Marketing Consultancy Services”). The Company shall provide marketing consultancy to the Client, which shall include:

i.	Pricing Strategy;
ii.	Service and Product Development Strategy;
iii.	Market Positioning Strategy;
iv.	Competitive Analysis;
v.	Social Media and Online Presence;
vi.	Offline Marketing Events;
vii.	Online Marketing Funnel Building; and
viii.	Budgeting

The above scope will be based on the recommendation given by the Company to its client and shall be agreed by the client before execution by the The Client that the Company engage with to avail itself of its experience, skills, abilities, knowledge and background.

2.	Terms. The terms of this Agreement shall commence as of the date hereof and shall be effective for a period of ONE (1) year (the “Terms”). This Agreement may be extended under the same terms by mutual agreement between The Client and the Company.

3.	Direction, Control and Coordination. The Company shall perform the Marketing Consultancy Services under the sole direction and with the approval of the Company.

4.	Standard of Performance. The Company shall use its best reasonable efforts to perform the Marketing Consultancy Services as an advisor to the Client in an efficient, trustworthy and professional manner. The Client shall perform the Marketing Consultancy Services to the sole satisfaction of, and in conjunction and cooperation with, the Client.

5.	Compensation. In exchange for the Marketing Consultancy Services, the Client shall pay to the Company US$5,000.00 as marketing consultancy fee charged upon the completion of the Marketing Consultancy Services.

6.	Confidential Information. The Company recognizes and acknowledges that by reason of performance of the Company’s Marketing Consultancy Services and duties to the Client (both during the Term and before or after it) The Company has had and will continue to have access to confidential information of the Client and its affiliates, including, without limitation, information and knowledge pertaining to products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, and relationships between the Client and its affiliates and customers, clients, suppliers and others who have business dealings with the Client and its affiliates (“Confidential Information”). The Company acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not, either during or for THREE (3) years after the term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever or use such Confidential Information (except as its duties hereunder may require) without the prior written authorization of the Client, unless such information is in the public domain through no fault of the Company or except as may be required by law. Upon the Client’s request, the Company will return all tangible materials containing Confidential Information to the Client.

7.	Relationship. This agreement does not create, and shall not be construed to create, any joint venture or partnership between the parties, and may not be construed as an employment agreement. No officer, employee, agent, servant, or independent contractor of the Company nor its affiliates shall at any time be deemed to be an employee, agent, servant, or broker of the Client for any purpose whatsoever solely as a result of this Agreement, and the Comany shall have no right or authority to assume or create any obligation or liability, express or implied, on the Client’s behalf, or to bind the Client in any manner or thing whatsoever.

8.	Notices. Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, sent by an overnight courier service, or sent by certified or registered mail to the parties addresses.

9.	Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions of this Agreement.

10.	Applicable Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of Hong Kong.

11.	Assigns and Assignment. This Agreement shall extend to, inure to the benefit of and is binding upon the parties hereto and their respective permitted successors and assigns; provided, however, that this Agreement may not be assigned or transferred, in whole or in part, by the Company except with the prior written consent of the Client.

12.	Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party. No waiver shall be valid unless in writing and signed by an authorized officer of the Company or the Client.

13.	Entire Agreement. This Agreement contains the entire understanding of the parties with respect to its subject matter. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

14.	Counterparts. This Agreement may be executed by facsimile and in counterparts each of which shall constitute an original document, and both of which together shall constitute the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

For and on behalf of:		Accepted by: For and on behalf of:

	/s/ So Man Kit		/s/ S.C Ng
	Old Bailey Consultancy Limited		MMPC World Company
Name:	So Man Kit	Name:	S.C. Ng
Title:	Director	Title:	Officer